Exhibit 99.1

                  BOOTS & COOTS REPORTS FIRST QUARTER RESULTS;
                  WELL INTERVENTION REVENUES TOP $10.0 MILLION

     HOUSTON, May 9 /PRNewswire-FirstCall/ -- Boots & Coots International Well Control, Inc. (Amex: WEL), reported operating income of $2.0 million for the quarter ended March 31, 2006 compared to $2.8 million for the first quarter of 2005. For the first quarter of 2006, the Company generated $11.5 million of revenues and $2.5 million of EBITDA (defined as earnings before interest, income taxes, depreciation and amortization; see the reconciliation and rationale for this non-GAAP financial measure below), compared to $14.3 million and $3.1 million, respectively, in the first quarter of 2005. These year-over-year decreases were primarily due to lower response work in Iraq and the adoption of SFAS 123(R) partially offset by contributions from the recently acquired Hydraulic Well Control business (HWC).

     Business Segment Results

     Well Intervention

     For the first quarter of 2006, Well Intervention generated $10.0 million of revenues and $2.0 million of EBITDA compared to $3.1 million and $1.0 million, respectively, for the first quarter of 2005. The year-over-year increase in revenues and EBITDA of 223 percent and 91 percent, respectively, were due primarily to the March results for HWC and growth in the Company's Safeguard services. Acquired on March 3, 2006, the Hydraulic Well Control business contributed one month's results of $4.4 million of revenues and $1.3 million of EBITDA for the first quarter of 2006. EBITDA margins for the quarter were down due to start up expense for the expansion of the Company's Safeguard program and expense related to the adoption of SFAS 123(R).

     Response

     The Response segment reported revenues of $1.5 million and EBITDA of $0.6 million for the first quarter of 2006 compared to $11.2 million and $2.0 million, respectively, in the first quarter of 2005. First quarter 2006 results were down from the prior year due to lower response work in Iraq, but margins were up as the Company did not recognize any third-party pass through revenues and expenses for security. The Response segment's results were also negatively impacted by the adoption of SFAS 123(R).

     "Led by Hydraulic Well Control, our Well Intervention segment, which we previously referred to as the prevention segment of the business, reported the strongest quarterly results to date, generating revenues in this quarter that equal 72 percent of the revenues generated all of last year for this segment," stated Jerry Winchester, President and Chief Executive Officer. "With only one month's results included in the quarter, Hydraulic Well Control generated approximately 42 percent of the quarter's operating income. Despite below average response activity during the quarter, we were able to generate positive earnings for our shareholders, which has been our objective.

     "The addition of Hydraulic Well Control also brings additional depth to our pressure control services," added Winchester. "We are well poised to expand those services through cross selling efforts both internationally and in the North American market in which HWC was not active prior to the acquisition."

     Net income attributable to common stockholders was $1.3 million, or $0.03 per diluted share for the current period, compared to $2.3 million, or $0.07 per diluted share in the prior year period. The decrease in net income attributable to common shareholders was due primarily to lower operating income as mentioned above, higher interest expense costs and a higher effective tax rate, partially offset by a preferred dividend credit. Interest expense of $575,000 during the first quarter of 2006 included the one time write-off deferred finance costs of $809,000 related to retired subordinated debt, and interest expense of $168,000 related to the HWC acquisition, partially offset by a one time interest credit of $598,000 related to the payment of the subordinated debt. The effective tax rate in the first quarter of 2006 was 51.1 percent compared to 7.6 percent in the first quarter of 2005. The higher effect tax rate was due primarily to 382 limitations put on previously reserved net operating loss carryforwards due to the HWC acquisition, and higher pre-tax foreign income. The Company benefited from an adjustment to preferred dividends of $769,000 relating to discounts on the settlement of its redeemable preferred stock, partially offset by dividend expense of $153,000. Going forward, the Company will no longer incur preferred dividend expense.

     During the quarter, the Company adopted Statement of Financial Accounting Standards No. 123(R) (revised 2004) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, consultants and directors; including employee stock options based on estimated fair values. For the current quarter, the Company incurred non- cash charges of $412,000, or $0.01 per diluted share, as compared to zero in the comparable quarter of 2005.

     About Boots & Coots

     Boots & Coots International Well Control, Inc., Houston, Texas, provides a suite of integrated oilfield services centered on the intervention, emergency response and restoration of blowouts and well fires as well as hydraulic workover/snubbing and hot tapping services around the world. The Company's proprietary risk management program, WELLSURE(R), combines traditional well control insurance with post-event response as well as preventative services, giving oil and gas operators and insurance underwriters a medium for effective management of well control insurance policies. The Company's SafeGuard program, developed for regional producers and operators sponsored by Boots & Coots, provides dedicated emergency response services, risk assessment, contingency planning and continuous training and education in all aspects of critical well management. For more information, visit the Company's web site at http://www.boots-coots.com .

     Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov .

     Company contact:  Gabriel Aldape, Chief Financial Officer, 281-931-8884,
                       investorrelations@bncg.com

     Investor Contact: Jennifer Tweeton, VOLLMER, 713-970-2100,
                       jennifert@vollmerpr.com

                               (Tables to follow)

                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (000's except share and per share amounts)
                                   (Unaudited)

                                                          Three Months Ended
                                                               March 31,
                                                     ----------------------------
                                                         2006            2005
                                                     ------------    ------------
REVENUES
  Service (A)                                        $     11,520    $     14,290
COST OF SALES, excluding depreciation
 and amortization
  Service                                                   5,300           8,586

    Gross Margin                                            6,220           5,704

  Operating expenses                                        2,870           1,979
  Selling, general and administrative expenses                818             665
  Depreciation and amortization                               572             221

OPERATING INCOME                                            1,960           2,839

INTEREST EXPENSE AND OTHER, net                               575             162

INCOME BEFORE INCOME TAXES                                  1,385           2,677
INCOME TAX EXPENSE                                            707             204

NET INCOME                                                    678           2,473

PREFERRED DIVIDEND REQUIREMENTS & ACCRETIONS                 (616)            211

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS       $      1,294    $      2,262

Basic Earnings per Common Share:                     $       0.03    $       0.08

Weighted Average Common Shares
 Outstanding - Basic                                   38,789,000      29,491,000

Diluted Earnings per Common Share:                   $       0.03    $       0.07

Weighted Average Common Shares
 Outstanding - Diluted                                 41,383,000      31,043,000

(A) Revenues for the three months ended March 31, 2005 include $5,341 of pass-through third-party charges related to personnel security. No such charges were applicable for the three months ended March 31, 2006.

     Information concerning operations in different business segments for the three months ended March 31, 2006 and 2005 is presented below. Certain reclassifications have been made to the prior periods to conform to the current presentation.

                                                          Three Months Ended
                                                               March 31,
                                                     ----------------------------
                                                         2006            2005
                                                     ------------    ------------
Revenues
 Well Intervention                                   $     10,031    $      3,103
 Response                                                   1,489          11,187
                                                     $     11,520    $     14,290
EBITDA (A)
 Well Intervention                                   $      1,970    $      1,030
 Response                                                     562           2,030
                                                     $      2,532    $      3,060
Depreciation and Amortization (B)
 Well Intervention                                   $        545    $         43
 Response                                                      27             178
                                                     $        572    $        221
Operating Income
 Well Intervention                                   $      1,425    $        987
 Response                                                     535           1,852
                                                     $      1,960    $      2,839

(A) EBITDA represents earnings before interest, taxes, depreciation and amortization. See the reconciliation and rationale for this non-GAAP financial measure below.

(B) Depreciation has been charged to each segment based upon specific identification of expenses and an allocation of remaining non-segment specific expenses pro rata between segments based upon relative revenues.

                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
           RECONCILIATION BETWEEN CONSOLIDATED STATEMENT OF OPERATIONS
       AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
                                   (unaudited)
                                 (in thousands)

                                                          Three Months Ended
                                                               March 31,
                                                     ----------------------------
                                                         2006            2005
                                                     ------------    ------------
Net Income                                           $        678    $      2,473
Income Tax Expense                                   $        707    $        204
Interest Expense and Other, net                      $        575    $        162
Depreciation and Amortization                        $        572    $        221

Earnings Before Interest, Taxes, Depreciation
 and Amortization (EBITDA)(A)
                                                     $      2,532    $      3,060

(A) Earnings before Interest, Income taxes, Depreciation, Depletion and Amortization ("EBITDA") is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculate and presented in accordance with GAAP in financial statements. "GAAP" refers to generally accepted accounting principles in the United States. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company's performance or ability to meet its debt service and working capital requirements.

                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                       March 31,     December 31,
                                                         2006            2005
                                                     ------------    ------------
                                                     (unaudited)
Current Assets                                       $     32,831    $     10,598

Current Liabilities (A)                              $     16,753    $      7,033

Total Working Capital (B)                            $     16,078    $      3,565
Total Assets                                         $     79,614    $     14,767
Long Term Debt and Notes Payable (C)                 $     30,124    $      3,939

Total Liabilities                                    $     53,423    $     10,972

Total Stockholders' Equity                           $     26,191    $      3,795

(A) December 31, 2005 includes $259 for the current portion of Troubled Debt Restructuring interest related to the 2000 refinancing of the Prudential Loan Agreement. The remaining amount at March 3, 2006 was credited to income as a result of the March 3, 2006 refinancing and acquisition.

(B) The company defines Working Capital as all current assets, including cash, less all current liabilities which includes current maturities of long term debt.

(C) Net of current maturities of long term debt. December 31, 2005 includes $339 for the long-term portion of Troubled Debt Restructuring interest related to the 2000 refinancing of the Prudential Loan Agreement. The remaining amount at March 3, 2006 was credited to income as a result of the March 3, 2006 refinancing and acquisition.

SOURCE  Boots & Coots International Well Control, Inc.
     -0-                             05/09/2006
     /CONTACT: Gabriel Aldape, Chief Financial Officer of Boots & Coots International Well Control, Inc., +1-281-931-8884, or investorrelations@bncg.com ; or Jennifer Tweeton of VOLLMER,
+1-713-970-2100, or jennifert@vollmerpr.com , for Boots & Coots International Well Control, Inc./
     /Web site:  http://www.boots-coots.com /